As filed with the Securities and Exchange Commission on December 12, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENESIS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	5171	76-0513049
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

919 Milam, Suite 2100

Houston, Texas 77002

(713) 860-2500

(Address of Registrant’s Principal Executive Offices)

Genesis Energy, Inc. 2007 Long Term Incentive Plan

(Full Title of the Plan)

Ross A. Benavides

General Counsel and Secretary

919 Milam, Suite 2100

Houston, Texas 77002

(713) 860-2500

(Name, Address and Telephone Number Including Area Code, of Agent for Service)

Copy to:

J. Vincent Kendrick

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

(713) 220-5839

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Units Representing limited partner interests	1,000,000	$8.995	$8,995,000	$353.51

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units that become issuable by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common units.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, using the average of the high and low prices of the common units on the American Stock Exchange on December 10, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

This Registration Statement on Form S-8 registers the offer and sale under the Securities Act of an aggregate of 1,000,000 Common Units of Genesis Energy, L.P. (the “Partnership”) pursuant to the Genesis Energy, Inc. 2007 Long Term Incentive Plan.

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference and make a part of this registration statement the following documents as of their respective dates as filed with the Securities and Exchange Commission (the “Commission”).

•

the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission March 17, 2008, as amended by the Amendment No. 1 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission March 31, 2008;

•

the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, as filed with the Commission May 9, 2008, August 8, 2008 and November 10, 2008, respectively;

•	the Partnership’s Current Reports on Form 8-K filed with the Commission January 7, 2008, April 1, 2008, June 5, 2008, June 16, 2008, July 22, 2008, and August 29, 2008; and

•	the description of the Partnership’s Common Units contained in Amendment No. 1 to the Partnership’s Registration Statement on Form S-3 filed with the Commission April 29, 2008 (File No. 333-150239).

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Genesis Energy, L.P. provides that Genesis Energy, L.P. will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party by reason or its status as an Indemnitee. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of Genesis and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner, any Departing Partner (as defined in the partnership agreement of Genesis Energy, L.P.), any affiliate of the general partner or any Departing Partner, any person who is or was a director, officer, employee, agent or trustee of the general partner or any Departing Partner or any affiliate of either (including Genesis Energy, L.P. and its subsidiaries), or any person who is or was serving at the request of the general partner, any Departing Partner, or any such affiliate as a director, officer, employee, member, partner, agent fiduciary or trustee of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined that the Indemnitee is not entitled to indemnification. Genesis Energy, L.P. will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not Genesis Energy, L.P. would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Partnership with the Commission, each of the following exhibits is filed herewith:

Exhibit Number		Description

5.1	—	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the validity of the securities being registered

23.1	—	Consent of Deloitte & Touche LLP

23.2	—	Consent of Deloitte & Touche LLP

24.1	—	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)

99.1	—	Genesis Energy, Inc. 2007 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed with the Commission December 21, 2007)

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 12th day of December, 2008.

GENESIS ENERGY, L.P.

By:	Genesis Energy, Inc.,
its general partner

By:	/s/ Grant E. Sims

Grant E. Sims
Director and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers, do hereby constitute and appoint Ross A. Benavides and Karen N. Pape and each of them our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated below.

SIGNATURE	TITLE	DATE

/s/ Grant E. Sims Grant E. Sims	Director and Chief Executive Officer (Principal Executive Officer)	December 12, 2008

/s/ Robert V. Deere Robert V. Deere	Chief Financial Officer (Principal Financial Officer)	December 12, 2008

/s/ Karen N. Pape Karen N. Pape	Senior Vice President and Controller (Principal Accounting Officer)	December 12, 2008

Gareth Roberts	Chairman of the Board and Director

/s/ Mark C. Allen Mark C. Allen	Director	December 12, 2008

/s/ David C. Baggett David C. Baggett	Director	December 12, 2008

SIGNATURE	TITLE	DATE

/s/ James E. Davison James E. Davison	Director	December 12, 2008

/s/ James E. Davison, Jr. James E. Davison, Jr.	Director	December 12, 2008

/s/ Ronald T. Evans Ronald T. Evans	Director	December 12, 2008

Susan O. Rheney	Director

/s/ Phil Rykhoek Phil Rykhoek	Director	December 12, 2008

/s/ J. Conley Stone J. Conley Stone	Director	December 12, 2008

/s/ Martin G. White Martin G. White	Director	December 12, 2008

INDEX TO EXHIBITS

Exhibit Number		Description

5.1	—	Opinion of Akin Gump Strauss Hauer & Feld LLP as to the validity of the securities being registered

23.1	—	Consent of Deloitte & Touche LLP

23.2	—	Consent of Deloitte & Touche LLP

24.1	—	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)

99.1	—	Genesis Energy, Inc. 2007 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed with the Commission December 21, 2007)